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                                                                     Exhibit 5.1

                     [Letterhead of Pillsbury Winthrop LLP]

June 26, 2002


ChevronTexaco Corporation
575 Market Street
San Francisco, CA 94105

Ladies and Gentlemen:

We are acting as counsel for ChevronTexaco Corporation ("ChevronTexaco"), which, together with Chevron Capital U.S.A. Inc. ("CC"), Chevron Capital Corporation ("CCC"), Chevron Canada Capital Company ("CCCC"), ChevronTexaco Capital Company ("CTCC") and ChevronTexaco Funding Corporation ("CTFC"), each a wholly-owned subsidiary of ChevronTexaco, is filing this date with the Securities and Exchange Commission under the Securities Act of 1933, as amended, a registration statement (the "Registration Statement") relating to the proposed sale from time to time by ChevronTexaco, CC, CCC, CCCC, CTCC or CTFC of up to $4,000,000,000 in aggregate principal amount of debt securities (the "Debt Securities"). Each series of Debt Securities will be issued under one of the following indentures:
(a) an Indenture dated as of June 15, 1995, as supplemented by the First Supplemental Indenture dated October 13, 1999, each being between Chevron Corporation and JPMorgan Chase Bank (formerly The Chase Manhattan Bank, formerly Chemical Bank), as trustee; (b) an Indenture dated as of May 15, 1987, as supplemented by the First Supplemental Indenture dated as of August 1, 1994, each being among Chevron Corporation, as guarantor, CC and JPMorgan Chase Bank, as trustee; (c) an Indenture, substantially in the form incorporated by reference into the Registration Statement as Exhibit 4.5, to be entered into among ChevronTexaco, as guarantor; CCC, as issuer, and JPMorgan Chase Bank, as trustee (the "CCC Indenture"), (d) an Indenture, substantially in the form incorporated by reference into the Registration Statement as Exhibit 4.6, to be entered into among ChevronTexaco, as guarantor, CCCC or CTFC, as issuer, and a trustee to be named (the "CCCC Indenture" or "CTFC Indenture," as the case may be) or (d) an Indenture, substantially in the form attached to the Registration Statement as Exhibit 4.6, to be entered into among ChevronTexaco, as guarantor, CTCC, as issuer; and JPMorgan Chase Bank, as trustee (the "CTCC Indenture"). Any debt securities issued under the CC Indenture, the CCC Indenture, the CCCC Indenture, the CTCC Indenture or the CTFC Indenture will be unconditionally guaranteed by ChevronTexaco.

Please be advised that, in our opinion, the Debt Securities, when duly authorized and executed by ChevronTexaco or ChevronTexaco and any of CC, CCC, CCCC, CTCC or CTFC, as the case

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may be, and authenticated by the trustee therefor, all in accordance with the applicable Indenture, and when delivered to and paid for by the purchasers thereof, will be legally issued and binding obligations of ChevronTexaco or ChevronTexaco and such subsidiary, as the case may be.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the filing of the Registration Statement referred to above. We also consent to the use of our name in the related prospectus under the heading "Legal Opinions."

Very truly yours,


/s/ PILLSBURY WINTHROP LLP